EXHIBIT 16.1

[Letterhead of PricewaterhouseCoopers LLP]

May 12, 2003

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Commissioners:

We have read the statements made by PTEK Holdings, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated May 12, 2003. We agree with the statements concerning our Firm in such Form 8-K, except for Item 4(a)(iii), which is not applicable based on our resignation.

Very truly yours,

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Copy to:

Patrick G. Jones, Esq.

Executive Vice President and

Chief Legal Officer, PTEK Holdings, Inc.